Exhibit 99.1

On May 4, 2009, AMC Entertainment Holdings, Inc. (“AMCEH”) launched a $25 million offer to purchase from Lenders (as defined below) of AMCEH’s $226.3 million accreted value of outstanding term loans (the “Loans”) under the Credit Agreement, dated as of June 13, 2007 (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), by and among AMCEH, the lenders from time to time party thereto (“Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administration Agent”) and the other parties named therein, their Loans pursuant to a “Dutch Auction” process (the “Loans Offer”).

Funds used by AMCEH to acquire the Loans will be provided by cash on hand from a dividend previously declared and paid by AMC Entertainment Inc. (the “Company”).  Subsequent to the Loans Offer, the Company may seek to opportunistically retire any remaining Loans or portions of outstanding debt securities of the Company or of Marquee Holdings Inc. (“Marquee”) through the use of additional cash on hand or from the proceeds of new debt issues by the Company and/or Marquee.

The Loans Offer is expected to expire at 5 p.m. (New York time) on May 6, 2009 and AMCEH intends to purchase the Loans accepted in the Loans Offer as promptly as practicable after that date.  AMCEH has reserved the right to terminate the Loans Offer or delay or refrain from purchasing the Loans for any reason.

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